EXHIBIT 99.1

2320 NW 66th COURT GAINESVILLE, FL 32653 PHONE: (352) 377-1140 FAX: (352) 378-2617	Investor Relations Contact: Hawk Associates, Inc. Julie Marshall and Frank Hawkins Phone: 305- 451-1888 E-mail: info@hawkassociates.com http://www.hawkassociates.com
News Release: FOR IMMEDIATE RELEASE

Exactech Receives Subpoena from

Department of Justice

GAINESVILLE, Fla. — December 12, 2007 — Exactech, Inc. (Nasdaq: EXAC), a rapidly growing orthopaedic device manufacturer, announced today that it has received a subpoena from the U.S. Department of Justice through the U.S. Attorney for the District of New Jersey requesting documents from 1998 through the present related to consulting and professional service agreements between Exactech and orthopaedic surgeons and other medical professionals. Exactech believes the subpoena relates to an investigation the Department of Justice is conducting with respect to the use of such agreements and arrangements by orthopedic implant manufacturers and distributors. Exactech intends to fully cooperate with the Department of Justice request. The company cannot estimate what, if any, impact this inquiry and any results from this inquiry could have on the company’s current or future operating results, including its 2008 and 2009 financial outlook.

About Exactech

Based in Gainesville, Fla., Exactech develops and markets orthopaedic implant devices, related surgical instruments and biologic materials and services to hospitals and physicians. The company manufactures many of its orthopaedic devices at its Gainesville facility. Exactech’s orthopaedic products are used in the restoration of bones and joints that have deteriorated as a result of injury or diseases such as arthritis. Exactech markets its products in the United States and Australia, in addition to more than 25 countries in Europe, Asia and Latin America. Additional information about Exactech, Inc. can be found at http://www.exac.com. Copies of Exactech’s press releases, SEC filings, current price quotes and other valuable information for investors may be found at

http://www.exac.com and http://www.hawkassociates.com.

An investment profile on Exactech may be found at http://www.hawkassociates.com/exacprofile.aspx.

Investors may contact Chief Financial Officer Jody Phillips at 352-377-1140 or Julie Marshall or Frank Hawkins, Hawk Associates Inc., at 305-451-1888, e-mail: info@hawkassociates.com. To receive future releases in e-mail alerts, sign up at

http://www.hawkassociates.com/email.aspx.

This release contains various forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, which represent the company’s expectations or beliefs concerning future events of the company’s financial performance. These forward-looking statements are further qualified by important factors that could cause actual results to differ materially from those in the forward-looking statements. These factors include the effect of competitive pricing, the company’s dependence on the ability of third party manufacturers to produce components on a basis which is cost-effective to the company, market acceptance of the company’s products and the effects of government regulation. Results actually achieved may differ materially from expected results included in these statements.